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                          PLAN AND AGREEMENT OF MERGER

         THIS PLAN AND AGREEMENT OF MERGER (hereinafter referred to as this "Agreement") dated as of January 5, 2001 is made and entered into by and between INCUBATE THIS! INC., a Colorado corporation ("INCUBATE COLORADO") and INCUBATE THIS! INC., a Delaware corporation ("INCUBATE DELAWARE").

                              W-I-T-N-E-S-S-E-T-H:

         WHEREAS, INCUBATE COLORADO is a corporation organized and existing under the laws of the State of Colorado, having been incorporated on December 8, 1981; and

         WHEREAS, INCUBATE DELAWARE is a wholly-owned subsidiary corporation of INCUBATE COLORADO, having been incorporated on January____, 2001; and

         NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that INCUBATE COLORADO shall be merged into INCUBATE DELAWARE (the "Merger") upon the terms and conditions hereinafter set forth.

                                    ARTICLE I
                                     Merger

         On January _____, 2001 or as soon as practicable thereafter (the "Effective Date"); INCUBATE COLORADO shall be merged into INCUBATE DELAWARE, the separate existence of INCUBATE COLORADO shall cease and INCUBATE DELAWARE (following the Merger referred to as "INCUBATE DELAWARE") shall continue to exist under the name of "INCUBATE THIS! INC.," by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of INCUBATE DELAWARE in the State of Delaware will be The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of Newcastle, State of Delaware.

                                   ARTICLE II
                Certificate of Incorporation of INCUBATE DELAWARE

         The Certificate of Incorporation of INCUBATE DELAWARE as in effect on the date hereof shall be the Certificate of Incorporation of INCUBATE DELAWARE on the Effective Date without change unless and until amended in accordance with applicable law.



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                                   ARTICLE III
                          By Laws of INCUBATE DELAWARE

         The By Laws of INCUBATE DELAWARE shall be the By Laws of INCUBATE DELAWARE as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

                                   ARTICLE IV
              Effect of Merger on Stock of Constituent Corporation

         4.01 On the Effective Date, (i) each outstanding share of INCUBATE COLORADO common stock, no par value ("INCUBATE COLORADO Common Stock") shall be converted into one share of INCUBATE DELAWARE common stock, $0.001 par value, ("INCUBATE DELAWARE Common Stock"), except for those shares of INCUBATE COLORADO Common Stock with respect to which the holders thereof duly exercise their dissenters' rights under Colorado law, (ii) any fractional INCUBATE DELAWARE Common Stock interests to which a holder of INCUBATE COLORADO Common Stock would be entitled will be cancelled with the holder thereof being entitled to the next highest number of shares of INCUBATE DELAWARE Common Stock which is cancelled and (iii) each outstanding share of INCUBATE DELAWARE Common Stock held by INCUBATE COLORADO shall be retired and cancelled and shall resume the status of an authorized and unissued INCUBATE DELAWARE Common Stock.

         4.02 All options and rights to acquire INCUBATE COLORADO Common Stock under or pursuant to any options or warrants which are outstanding on the Effective Date of the Merger will automatically be converted into equivalent options and rights to purchase that whole number of INCUBATE DELAWARE Common Stock into which the number of INCUBATE COLORADO Common Stock subject to such options or warrants immediately prior to the Effective Date would have been converted in the merger had such rights been exercised immediately prior thereto (with any fractional INCUBATE DELAWARE Common Stock interest resulting from the exercise being adjusted to the next highest whole share such holder would have received for any such fraction in the merger had he exercised such warrants or options immediately prior to the Merger). The option price per share of INCUBATE DELAWARE Common Stock shall be the option price per share of INCUBATE COLORADO Common Stock in effect prior to the Effective Date. All plans or agreements of INCUBATE COLORADO under which such options and rights are granted or issued shall be continued and assumed by INCUBATE DELAWARE unless and until amended or terminated in accordance with their respective terms.



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         4.03 (a) Interwest Transfer Co., Inc. shall act as exchange agent in the Merger.

                  (b) Prior to, or as soon as practicable, after the Effective Date, INCUBATE DELAWARE shall mail to each person who was, at the time of mailing or at the Effective Date, a holder of record of issued and outstanding INCUBATE COLORADO Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of the certificate or certificates, which immediately prior to the Effective Date represented issued and outstanding shares of INCUBATE COLORADO Common Stock ("INCUBATE COLORADO Certificates"), in exchange for certificates representing INCUBATE DELAWARE Common Stock. Upon surrender of a INCUBATE COLORADO Certificate for cancellation to INCUBATE DELAWARE, together with a duly executed letter of transmittal, the holder of such INCUBATE COLORADO Certificate shall subject to paragraph (f) of this section 4.03 be entitled to receive in exchange therefor a certificate representing that number of INCUBATE DELAWARE Common Stock into which INCUBATE COLORADO Common Stock theretofore represented by INCUBATE COLORADO Certificate so surrendered shall have been converted pursuant to the provisions of this
Article IV; and INCUBATE COLORADO Certificate so surrendered shall forthwith be cancelled.

                  (c) No dividends or other distributions declared after the Effective Date with respect to INCUBATE DELAWARE Common Stock and payable to holders of record thereof after the Effective Date shall be paid to the holder of any unsurrendered INCUBATE COLORADO Certificate with respect to INCUBATE DELAWARE Common Stock which by virtue of the Merger are represented thereby, nor shall such holder be entitled to exercise any right as a holder of INCUBATE DELAWARE Common Stock; until such holder shall surrender such INCUBATE COLORADO Certificate. Subject to the effect, if any, of applicable law and except as otherwise provided in paragraph (f) of this Section 4.03, after the subsequent surrender and exchange of a INCUBATE COLORADO Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which became payable prior to such surrender and exchange with respect to INCUBATE DELAWARE Common Stock represented by such INCUBATE COLORADO Certificate.

                  (d) If any stock certificate representing INCUBATE DELAWARE Common Stock is to be issued in a name other than that in which INCUBATE COLORADO Certificate surrendered with respect thereto is registered, it shall be a condition of such issuance that INCUBATE COLORADO Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of INCUBATE COLORADO Certificate surrendered or shall establish to the satisfaction of INCUBATE DELAWARE that such tax has been paid or is not applicable.

                  (e) After the Effective Date, there shall be no further registration of transfers on the stock transfer books of INCUBATE COLORADO of the Shares of INCUBATE COLORADO Common Stock, or of any other shares of stock of INCUBATE COLORADO, which were outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing such shares are presented to INCUBATE COLORADO they shall be cancelled and, in the case of INCUBATE COLORADO Certificates, exchanged for certificates representing INCUBATE DELAWARE Common Stock as provided in this Article IV.

                  (f) No certificates or scrip representing fractional INCUBATE DELAWARE Common Stock shall be issued upon the surrender for exchange of INCUBATE COLORADO Certificates. In lieu thereof, the Exchange Agent shall issue to each holder of INCUBATE COLORADO Common Stock the next highest number of shares of INCUBATE DELAWARE Common Stock.

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                                    ARTICLE V
   Corporate Existence, INCUBATE COLORADO and Liabilities of INCUBATE COLORADO

         5.01 On the Effective Date the separate existence of INCUBATE COLORADO shall cease. INCUBATE COLORADO shall be merged with and into INCUBATE DELAWARE in accordance with the provisions of this Agreement. Thereafter, INCUBATE DELAWARE shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement and all and singular; the rights, privileges, powers and franchises of INCUBATE COLORADO and INCUBATE DELAWARE, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in INCUBATE DELAWARE; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter an effectually the property of INCUBATE DELAWARE, as they were of the respective constituent entities, and the title to any real estate whether by deed or otherwise vested in INCUBATE COLORADO and INCUBATE DELAWARE or either of them, shall not revert to or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities, shall thenceforth attach to INCUBATE DELAWARE, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         5.02 INCUBATE COLORADO agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as INCUBATE DELAWARE may deem necessary or desirable in order to vest in and confirm to INCUBATE DELAWARE title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of INCUBATE COLORADO and otherwise to carry out the intent and purposes of this Agreement.


                                   ARTICLE VI
                   Officers and Directors of INCUBATE DELAWARE

         6.01 Upon the Effective Date, the officers and directors of INCUBATE COLORADO shall be officers and directors of INCUBATE DELAWARE in office at such date, and such persons shall hold office in accordance with the By Laws of INCUBATE DELAWARE or until their respective successors shall have been appointed or elected.

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         6.02 If, upon the Effective Date, a vacancy shall exist in the Board of
Directors of INCUBATE DELAWARE, such vacancy shall be filled in the manner provided by its By Laws.

                                   ARTICLE VII
               Approval by Shareholders; Amendment; Effective Date

         7.01 This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of shareholders in accordance with applicable Colorado law. As promptly as practicable after approval of this Agreement by shareholders in accordance with applicable law, duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of Colorado and the Secretary of State of Delaware, respectively, in accordance with the laws of the States of Colorado and Delaware. The Effective Date of the Merger shall be the date on which the Merger becomes effective under the laws of Colorado or the date on which the Merger becomes effective under the laws of Delaware, whichever occurs later.

         7.02 The Board of Directors of INCUBATE COLORADO and INCUBATE DELAWARE may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the merger by the shareholders of INCUBATE COLORADO shall not (1) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of INCUBATE COLORADO Common Stock (2) alter or change any term of the Certificate of Incorporation of INCUBATE DELAWARE, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of INCUBATE COLORADO Common Stock.

                                  ARTICLE VIII
                              Termination of Merger

         This Agreement may be terminated and the Merger abandoned at any time prior to the filing of this Agreement with the Secretary of State of Colorado and the Secretary of State of Delaware, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of INCUBATE COLORADO and INCUBATE DELAWARE.

                                   ARTICLE IX
                                  Miscellaneous

         In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, all as of the day and year first above written.

ATTEST:                                INCUBATE THIS! INC.
                                       a Colorado corporation


                                       By:
                                           -------------------------------------
                                           Sharone Perlstein, President



ATTEST:                                INCUBATE THIS! INC.
                                       a Delaware corporation


                                       By:
                                           -------------------------------------
                                           Sharone Perlstein, President



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